Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 5, 2019 (July 3, 2019, as to the effects of the restatement discussed in Note 9, and July 30, 2019, as to the effects of the reverse stock split described in Note 1), relating to the financial statements of Kura Sushi, USA Inc. appearing in Registration Statement No. 333-232551, as amended.

/s/ Deloitte & Touche LLP

Los Angeles, California

August 23, 2019